Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of First Connecticut Bancorp, Inc. of our report dated April 27, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to the matters discussed in Note 21 as to which the date is January 27, 2011, relating to the financial statements of First Connecticut Bancorp, Inc., which appear in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut
January 27, 2011